EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


eGlobe, Inc.
Washington, D.C.


    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) dated March 24, 2000, except for Notes 10 and 18, which are as of April 6, 2000 and Note 19 which is as of October 25, 2000 relating to the consolidated financial statements and schedule of eGlobe, Inc. and subsidiaries, which is contained in that Prospectus.

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 21, 1999 relating to the combined financial statements of Connectsoft Communications Corporation, which is contained in that Prospectus.

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 16, 1999 relating to the combined financial statements of Highpoint International Telecom, Inc. and affiliates, which is contained in that Prospectus.

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 3, 2000 relating to the financial statements of Coast International, Inc., which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                        /s/ BDO Seidman LLP


Denver, Colorado
November  3, 2000